Exhibit 10.6

United Natural Foods, Inc.
Senior Management Annual Cash
Incentive Plan

Effective for FY2017

UNFI Fiscal Year 2017 Senior Management Annual Cash Incentive Plan

I.    Administration of Incentive Plan

The Senior Management Cash Incentive Plan (the “Incentive Plan”) is based on the 2017 fiscal year, July 31, 2016 – July 29, 2017 for United Natural Foods, Inc. (the “Company”). This Incentive Plan shall be administered pursuant to the Company’s Amended and Restated 2012 Equity Incentive Plan, as such plan may be amended (the “Equity Plan”); it is the intention of the Company that all awards hereunder to Covered Officers (as defined in the Equity Plan) shall qualify for the “performance-based exception” to the deduction limitation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All provisions hereof shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Equity Plan. All incentive payouts will be calculated and paid by the Company on a date selected by the Company in its sole discretion that is not later than the later of (i) the 15th day of the third month following the end of the Company’s 2017 fiscal year; or (ii) March 15 of the calendar year following the calendar year in which the cash incentive is earned; provided that no payment will be made prior to the end of the Company’s 2017 fiscal year. All Incentive Plan payouts are subject to required local, state and federal withholding taxes.

The Incentive Plan shall be administered by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”). The Compensation Committee may delegate to certain associates the authority to manage the day-to-day administrative operations of the Incentive Plan as it may deem advisable.

The Compensation Committee reserves the right to amend, modify, or terminate the Incentive Plan at any time in its sole discretion.

The Compensation Committee shall have the authority to modify the terms of any award under the Incentive Plan that has been granted, to determine the time when awards under the Incentive Plan will be made, the amount of any payments pursuant to such awards, and the performance period to which they relate, to establish performance objectives in respect of such performance periods and to determine whether such performance objectives were attained. The Compensation Committee is authorized to interpret the Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan. The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the Incentive Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the Incentive Plan, as described herein, shall be subject to the terms of the Equity Plan, but shall otherwise lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Compensation Committee under the Incentive Plan need not be uniform and may be made selectively among participants in the Incentive Plan, whether or not such participants are similarly situated. Any and all changes will be communicated to those executives participating in the Incentive Plan that are affected by the changes.

II.    Incentive Plan Eligibility

The Compensation Committee shall determine the executive officers and other members of the Company’s senior management eligible for participation in the Incentive Plan.

Participants in the Incentive Plan hired or promoted from July 31, 2016 through January 31, 2017 will be eligible for a prorated payout at the end of the fiscal year if the required performance metrics of his or her award are achieved. Such prorated payout shall be made in accordance with the payment provisions of Section I above. Employees hired or promoted from February 1, 2017 through July 29, 2017 will not be eligible to participate in the Incentive Plan for the 2017 fiscal year. Additionally, if any participant receives a change in base salary during the performance period, the bonus payout earned by the participant under the Incentive Plan, if any, will be prorated accordingly.

All Incentive Plan participants must accept the commitment and responsibility to perform all duties in compliance with the Company’s Standards of Conduct. Any participant who manipulates or attempts to manipulate the Incentive Plan for personal gain at the expense of customers, other associates, or Company objectives will be subject to appropriate disciplinary actions.

UNFI Fiscal Year 2017 Senior Management Annual Cash Incentive Plan

Participants must not divulge to any outsider (other than the Company’s financial, accounting and legal advisors) any non-public information regarding this Incentive Plan or any specific performance metrics applicable to the participant.

Participation in the Incentive Plan does not constitute a contract or promise of employment between the Company and any participant in the Incentive Plan, and nothing in the Incentive Plan shall be construed as conferring on a participant any right to continue in the employment of the Company or any of its Subsidiaries (as defined in the Equity Plan). Any promise or representations, oral or written, which are inconsistent with or different from the terms of the Incentive Plan are invalid.

III.    Termination Provisions

Except as otherwise provided for in a written agreement between the Company and such participant, any participant whose employment is terminated for any reason (e.g., voluntary separation or termination due to misconduct) prior to the end of the ninth fiscal monthly period of the 2017 fiscal year will not be eligible for distribution of awards under the Incentive Plan and shall forfeit any payments that may have been due to the participant under the Incentive Plan prior to or subsequent to the participant’s employment being terminated. Any participant whose employment is terminated for any reason other than (i) by the Company for Cause (as defined in the Equity Plan) or (ii) voluntarily by the participant after the end of the ninth fiscal monthly period of the 2017 fiscal year but prior to the end of the 2017 fiscal year will be eligible to receive his or her pro rata share of his or her award that would have been earned based on such participant’s actual period of participation in fiscal 2017 with such amount being payable, if earned, at such time as he or she would have been paid such amount in accordance with the payment provisions of Section I above. A participant whose employment is terminated for any reason other than Cause (as defined in the Equity Plan) following the end of the 2017 fiscal year but prior to the payout of awards under the Incentive Plan shall remain entitled to receive the award earned by such participant with such amount being payable, if earned, at such time as he or she would have been paid such amount in accordance with the payment provisions of Section I above. If a participant becomes disabled during the 2017 fiscal year or is granted a leave of absence during that time, a pro rata share of the participant’s award based on the period of actual participation may, in the Compensation Committee’s sole discretion, be paid to the participant after the end of the performance period if it would have become earned and payable had the participant’s employment status not changed. If a participant is terminated for Cause at any time, he or she will not be eligible for distribution of awards under the Incentive Plan and shall forfeit any payments that may have been due to the participant under the Incentive Plan prior to or subsequent to the participant’s employment being terminated for Cause.

Unless otherwise specified by any applicable severance plans or severance, employment or change in control agreement to which a participant is subject (in which case, there shall be no duplication of benefits) or by the Compensation Committee at the time when performance objectives are established with respect to the 2017 fiscal year, in the event of a Change in Control (as defined in the Equity Plan) prior to July 29, 2017, then subject to the Compensation Committee’s ability to exercise negative discretion to reduce the size of any payments hereunder pursuant to the first paragraph of Section V, each participant eligible to receive incentive compensation hereunder shall receive an amount of incentive compensation based upon achievement at the “target” level of the applicable performance objectives for the full fiscal year, with such payments being due and payable on a date selected by the Company that is not later than the first payroll date following the Change in Control.

IV.    Performance Measures

Participants in the Incentive Plan may receive a cash award upon the attainment of performance goals which may be corporate and/or individual goals and which will be communicated to the participant by the Compensation Committee. The percentage of any award payable pursuant to the Incentive Plan shall be based on the weights assigned to the applicable performance goal by the Compensation Committee. Each participant’s incentive award is based on a designated percentage of the participant’s base pay and is established by the Compensation Committee. The Compensation Committee shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the Compensation Committee may consider such matters as the Compensation Committee deems appropriate.

UNFI Fiscal Year 2017 Senior Management Annual Cash Incentive Plan

V.    Miscellaneous Provisions

Notwithstanding anything to the contrary herein, the Compensation Committee, in its sole discretion and subject to the requirements of Section 409A (as defined below), may, unless otherwise provided for in a written agreement between the Company and the participant, (i) reduce any amounts otherwise payable to a participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the participant and (ii) reduce or eliminate the amount otherwise payable to any participant under the Incentive Plan based on individual performance or any other factors that the Compensation Committee, in its sole discretion, shall deem appropriate.

In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Compensation Committee subject to the Equity Plan (including, in the case of awards to Covered Officers, Section 11 of the Equity Plan) but otherwise in its sole discretion and without liability to any person may make such adjustments, if any, as it deems to be equitable as to any affected terms of outstanding awards.

The Company is the sponsor and legal obligor under the Incentive Plan and shall make all payments hereunder, other than any payments to be made by any of the Company’s Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Incentive Plan, and the participant’s rights to the payment hereunder shall be not greater than the rights of the Company’s (or its Subsidiary’s) unsecured creditors. All expenses involved in administering the Incentive Plan shall be borne by the Company.

The Incentive Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

Each participant agrees that payouts under this Incentive Plan are subject to the Company’s Recoupment (Clawback) Policy for performance-based incentive compensation or any other similar policy that may be adopted by the Board or Compensation Committee from time to time, to conform to regulations related to recoupment or clawback of compensation adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and also further agrees to promptly return to the Company, if the Company shall so request, all or a portion of any incentive amounts paid to such participant pursuant to this Incentive Plan based upon financial information or performance metrics later found to be materially inaccurate. The amount to be recovered shall be equal to the excess amount paid out over the amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made.

Notwithstanding anything herein to the contrary, the Compensation Committee, in its sole discretion, may make payments (including pro rata payments) to participants who do not meet the eligibility requirements of the Incentive Plan, including, but not limited to, the length of service requirements described in Section II above if the Compensation Committee determines that such payments are in the best interest of the Company.

The Incentive Plan is intended to comply with or be exempt from Section 409A of the Code and any rules, regulations or other official guidance promulgated thereunder (“Section 409A”) and will be interpreted in a manner intended to comply with Section 409A. Notwithstanding anything herein to the contrary, if at the time of the participant’s separation from service with the Company or any of its Subsidiaries the participant is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the participant) until the date that is six months and one day following the participant’s separation from service with the Company or any of its Subsidiaries (or the earliest date as is permitted under Section 409A), if such payment or benefit is payable upon a separation from service with the Company or any of its Subsidiaries. Each payment made under the Incentive Plan shall be designated as a “separate payment” within the meaning of Section 409A.